Exhibit 5.1

[COMMERCIAL LAW GROUP, P.C. LETTERHEAD]

November 30, 2004

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation; Our File No. 3520-0154

Ladies and Gentlemen:

We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), with respect to the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on November 30, 2004 in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of up to 22,242,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”). The Shares will be issued in connection with the Company’s offer (the “Exchange Offer”) to exchange up to 5.5605 Shares for each validly tendered and accepted share of 6.00% Cumulative Convertible Preferred Stock (the “Preferred Stock”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation), and Bylaws of the Company, (b) the Registration Statement, (c) the form of letter of transmittal (the “Letter of Transmittal”) to be used by holders of shares of Preferred Stock to tender shares of Preferred Stock for exchange pursuant to the Exchange Offer, (d) resolutions of the Company’s board of directors and (e) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the Shares will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and the Letter of Transmittal.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with terms and conditions of the Exchange Offer, will be legally issued, fully paid and non-assessable.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Very truly yours,

/s/ COMMERCIAL LAW GROUP, P.C.

COMMERCIAL LAW GROUP, P.C.